EXHIBIT 9.3

2005 STOCKHOLDERS' AND VOTING AGREEMENTS

During December 2005 certain shareholders of Zion entered into "Stockholders' and Voting Agreements" with individual executive officers John Brown, Eugene Soltero, Richard Rinberg, Glen Perry and Philip Mandelker. Each of the agreements is identical and follows the form of agreement shown below. Following the form of agreement is the Schedule A for each executive officer.

(Form of) STOCKHOLDERS' AND VOTING AGREEMENT
(With Executive Officer)

This STOCKHOLDERS' AND VOTING AGREEMENT, dated as of the 15th day of December, 2005, is made by and among Zion Oil & Gas, Inc., a Delaware corporation (the "Company"), Executive Officer ("Officer") and the stockholders of the Company listed on Schedule A, and such other stockholders of the Company who may become parties to this Agreement.

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

"Affiliate" means, with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise).

"Agreement" means this Stockholders' and Voting Agreement, as such may be amended from time to time.

"Beneficially Own" or "Beneficial Ownership" with respect to the Shares, or any securities, means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding whether or not in writing.

"Bylaws" means the Bylaws of the Company, as such may be amended from time to time.

"Business Day" means a day of the year on which banks are not required or authorized to close in Dallas, Texas.

"Certificate of Incorporation" means the Certificate of Incorporation of the Company, as such may be amended from time to time.

"Common Stock" means the shares of common stock of the Company, par value $0.01 per share.

"Company" is defined in the preamble to this Agreement.

"DGCL" means the General Corporation Law of the State of Delaware, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Irrevocable Proxy" is defined in Section 4.03(a).

"Permitted Transfer" is defined in Section 2.02.

"Person" means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, governmental entity or other entity or organization.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means all shares of Common Stock, including options to purchase and securities convertible into Common Stock, of the Company currently owned by any Stockholder in such numbers as set forth next to such Stockholder's name on Schedule A (as may be amended from time to time), and all shares of capital stock issued with respect thereto, in exchange for or upon conversion of any such Shares, options or convertible securities.

"Stockholder" means any stockholder of the Company listed on Schedule A, as such may be amended from time to time, and their permitted successors and assigns.

"Transfer" means the sale, transfer, gift, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of a Stockholder's Shares, whether voluntarily or involuntarily, by operation of law, pursuant to judicial process, divorce decree, property settlement, bankruptcy or otherwise.

ARTICLE II
RESTRICTIONS ON TRANSFER OF COMMON STOCK

2.01 Restriction on Transfers. No Stockholder may Transfer all or any portion of the Shares of the Company now owned or hereafter acquired by it, except in connection with, and strictly in compliance with, the conditions of this Article II. Any other purported disposition shall be void and ineffectual and shall not operate to transfer any interest or title to the purported transferee.

2.02 Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, a Stockholder may, at any time or from time to time, Transfer any of its Shares in one or more of the following transactions (a "Permitted Transfer"):

  Stockholder that is a natural person may Transfer any of such Stockholder's Shares to members of such Stockholder's immediate family or to a trust, partnership or other entity established for the benefit of such Stockholder or members of such Stockholder's immediate family upon such Stockholder giving written notice to the Company of such transfer, provided that each transferee executes a joinder to this Agreement, in substantially the form of Exhibit A, agreeing to be bound as a Stockholder to the terms of this Agreement;

  Stockholder may Transfer any Shares in a public offering registered under the Securities Act or in a transaction permitted by Rule 144 or Rule 144A thereunder, whereupon such Shares will no longer be restricted by this Agreement;

  any Stockholder that is a corporation, partnership, limited liability company, business trust or similar entity may Transfer Shares to its Affiliates upon such Stockholder giving written notice to the Company of such Transfer, provided that such transferee executes a joinder to this Agreement, in substantially the form of Exhibit A, agreeing to be bound as a Stockholder to the terms of this Agreement; and

  any other Transfer upon such transferring Stockholder giving written notice to the Company of such Transfer, provided that such transferee executes a joinder to this Agreement in substantially the form of Exhibit A, agreeing to be bound as a Stockholder to the terms of this Agreement.

2.03 Transfer by Reason of Death or Divorce.

  In the event of the death of a Stockholder, the Shares of the Stockholder may be Transferred by the executor or administrator of the estate to any heir or descendent of such deceased Stockholder upon such executor or administrator giving written notice to the Company of such event, provided that the transferee executes a joinder to this Agreement, in substantially the form of Exhibit A, agreeing to be bound as a Stockholder to the terms of this Agreement.

  In the event of the death of a Stockholder's spouse, or the division of community property of a Stockholder upon divorce and such Stockholder's spouse is awarded some or all of the Shares owned by such Stockholder, a Transfer of Shares to the Stockholder may be made by such Stockholder's spouse or by the executor or administrator of the Stockholder's spouse's estate upon written notice of such event given by such Stockholder to the Company, provided that the transferee executes a joinder to this Agreement, in substantially the form of Exhibit A, agreeing to be bound as a Stockholder to the terms of this Agreement.

2.04 Assumption by Transferee. Any transferee to whom Shares may be Transferred pursuant to this Agreement shall take such Shares subject to all of the terms and conditions of this Agreement and shall not be considered to have title thereto until said transferee shall have accepted and assumed the terms and conditions of this Agreement by executing a joinder agreement, in substantially the form of Exhibit A, to that effect delivered to the Company, at which time such transferee shall succeed to all rights of his transferor except as such rights may be otherwise limited by other provisions of this Agreement, the Certificate of Incorporation or the Bylaws.

2.05 Cost of Transfers. Each party shall bear its own costs of the transfer. The Company shall bear the cost of the Company's legal counsel.

ARTICLE III
LEGENDS AND FILING

3.01 Legends on Certificates.

  The Stockholders acknowledge that none of the Shares owned by them have been registered under the Securities Act or registered or qualified under any state securities laws; that the provisions of Rule 144 promulgated under the Securities Act currently are not available for the public resale of the Shares; that the Shares therefore are not and will not be Transferable in the absence of a registration statement with respect to such shares or an applicable exemption from registration; and that a legend in substantially the following form will be typed or otherwise printed on the certificates representing the Shares:

  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws (collectively, "Securities Laws"). No registration or transfer of such securities will be made on the books of the Company unless such transfer is made in connection with an effective registration statement under applicable Securities Laws or pursuant to an exemption from the registration requirements of applicable Securities Laws."

  The certificates representing the Shares owned by the Stockholders, whether now outstanding or hereafter to be issued during the term of this Agreement, may, at the discretion of the Company, have conspicuously endorsed upon them a legend in substantially the following form:

"These shares are subject to the provisions of that certain Stockholders'
and Voting Agreement, dated as of December 15, 2005 (as the same may be amended from time to time) that provides for certain restrictions on transfer and that may subject a stockholder to certain obligations or liabilities not otherwise imposed on stockholders in other corporations.
A copy of the Stockholders' and Voting Agreement is on file at the principal executive offices of the Company and shall be furnished without charge to the holder of this certificate upon the receipt by the Company of a written request therefor from the holder. No registration or transfer of such securities will be made on the books of the Company unless and until the terms of the Stockholders' and Voting Agreement have been complied with."

3.02 Termination of Certain Restrictions. Notwithstanding Section 3.01, the restrictions imposed by Section 3.01(a) and the corresponding legend requirements shall terminate as to any Share (i) when and so long as such Share shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that the Shares may be transferred without registration thereof under the Securities Act and that such legend may be removed.

Whenever the restrictions imposed by Section 3.01 shall terminate as to any Share as provided in this Section 3.02, the holder thereof shall be entitled to receive from the Company, at the Company's expense, a new certificate evidencing such Shares not bearing the restrictive legend set forth in Section 3.01(a).

3.03 Filing of this Agreement. The parties hereto acknowledge and agree a copy of this Agreement shall be placed on file by the Company at its principal place of business and shall be subject to the same right of examination by any Stockholder, in person or by agent, attorney, or accountant, as are the books and records of the Company.

ARTICLE IV
VOTING

4.01 Voting Agreement. The Stockholders and each of them hereby agree that during calendar year 2006, at any meeting of the holders of the Shares, however called or in connection with any written consent of the holders of Shares, the Stockholders and each of them shall vote (or cause to be voted) all Shares subject to this Agreement of which he or she has Beneficial Ownership at the time of the vote as directed by Officer. No Stockholder shall enter into any agreement or understanding with any person, the effect of which would be inconsistent with the provisions of this Article IV.

4.02 Continuing Application. In the event of a Transfer by a Stockholder of less than all of the Shares pursuant to Article II, the provisions of Section 4.01 shall continue to apply during the term of this Agreement to all Shares Beneficially Owned by the Stockholder.

4.03 Grant of Irrevocable Proxy.

    During the term of this Agreement, each Stockholder hereby irrevocably appoints ("Irrevocable Proxy") Officer or, in his absence, __________ or any other person who shall hereafter be designated in writing by Officer, said Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent and approval in respect of such Shares, in accordance with the provisions of this Article IV.

    Each Stockholder represents that any proxies heretofore given in respect of the Shares either (i) are not irrevocable and that any such proxies are hereby revoked or (ii) are being expressly terminated by mutual consent of the parties to such proxies pursuant to Section 7.10 of this Agreement.

    Each Stockholder hereby affirms that the Irrevocable Proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. Each Stockholder hereby affirms that the Irrevocable Proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms any act such proxy and attorney in fact may lawfully do or cause to be done by virtue hereof and that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the DGCL.

ARTICLE V
TERM AND ENFORCEMENT

5.01 Term. This Agreement shall expire or terminate upon (a) the distribution to the Stockholders of all proceeds (if any) distributable to them as the result of the cessation of business, bankruptcy, submission to receivership, or dissolution of the Company, (b) the distribution to the Stockholders of all proceeds (if any) distributable to them as the result of the sale of all or substantially all of the assets of the Company, (c) December 31, 2006, (d) with respect to any individual Stockholder, upon written notice from Officer to such Stockholder, or (e) as otherwise provided in the DGCL. No termination of this Agreement shall negate, limit, impair, or otherwise affect any right, remedy, obligation, or liability of any party hereto under this Agreement which matured or became applicable before such termination.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties. Each Stockholder severally represents and warrants to each of the other parties to this Agreement that:

  it is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name on Schedule A and that such Shares are owned free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements (other than this Agreement), and voting trusts;

  the execution, delivery and performance by the Stockholder of this Agreement do not breach any term or provision of or constitute a default under any material agreement, mortgage, deed of trust, contract or other commitment or instrument to which such Stockholder is a party or by which such Stockholder or its assets or properties are bound; and

  such Stockholder has full power, authority and legal right to enter into this Agreement and to consummate the contemplated transactions.

ARTICLE VII
MISCELLANEOUS

7.01 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, nationally recognized overnight delivery service, telegram or facsimile transmission addressed to the address set forth on Schedule A. Any party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent.

Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

7.02 Joinder of Spouses. The spouses of the individual Stockholders join in the execution hereof to evidence such spouse's agreement hereto and to acknowledge that the spouse's interest in the Shares, to the extent such interests exist, are subject to the terms of this Agreement.

7.03 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES) AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN DALLAS COUNTY, TEXAS.

7.04 Specific Enforcement. Each Stockholder acknowledges and agrees that a violation by it of any of the provisions of this Agreement will cause irreparable damage to the Company and the other Stockholders and that the Company and the other Stockholders will have no adequate remedy at law for such violation. Accordingly, each party hereto agrees that the Company and the non-violating Stockholders shall be entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of such provision or affirmatively compelling such offender to carry out its obligations hereunder. Such right to injunctive relief shall be cumulative and in addition to whatever remedies the Company or non-violating Stockholders may have at law.

7.05 Waiver. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right. A waiver by any party of any breach or covenant will not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party or parties waiving such rights.

7.06 Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, the illegal, invalid, or unenforceable provision shall be limited so that it will remain in effect to the fullest extent permitted by law.

7.07 Attorneys' Fees. If any action at law or in equity is brought by any party hereto to enforce the terms and conditions of this Agreement, the party in whose favor a final judgment is entered shall be entitled, in addition to any other relief which may be awarded, to recover from the other party or parties, its reasonable attorneys' fees, together with such prevailing party's other reasonable and necessary expenses incurred in connection with such litigation.

7.08 Binding Effect and Assignment. Subject to the restrictions against Transfer contained herein, this Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. The Company shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Stockholders party hereto. The Stockholders may assign or transfer their rights under this Agreement to the extent permitted herein.

7.09 Amendment. No amendment to, or change, or discharge of, any provision of this Agreement will be valid unless it is in writing and signed by and authorized representative of the party or parties against which such amendment, change or discharge is sought to be enforced. This Agreement may be amended only by the written consent of all parties hereto. This Agreement may be amended with respect to any Stockholder listed on Schedule A by written agreement among such Stockholder, the Company and Officer (or in his absence ________ or any other individual designated in writing by Officer).

7.10 Entire Agreement. This Agreement represents the parties' entire agreement with respect to the subject matter of this Agreement and supersedes and replaces any prior agreement or understanding with respect to that subject matter.

7.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.12 Further Acts. Each of the parties hereto shall perform all such further acts and execute all such additional documents as may be necessary or reasonably appropriate to effect the intent and purposes of this Agreement.

7.13 Gender and Plurals. Words denoting gender shall include the masculine, feminine and neuter. References in this Agreement to the singular number shall include the plural, and the plural number shall include the singular.

7.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be considered fully executed with respect to any single Stockholder when the Company, Officer and the Stockholder have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart.

7.15 Relationship of Parties. Nothing contained in this Agreement will be deemed to create any agency, joint venture, partnership or similar relationship between the parties to this Agreement. Nothing contained in this Agreement will be deemed to authorize either party to this Agreement to bind or obligate the other party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

OFFICER COMPANY:

Zion Oil & Gas, Inc.,

____________ a Delaware corporation

Executive Officer

By: ____________

Name: Eugene A. Soltero
Title: Chief Executive Officer

STOCKHOLDERS:

First Name	Last Name	Suffix	Signature

SCHEDULE A for JOHN BROWN

STOCKHOLDERS, STOCK OWNED

First Name	Last Name	Suffix	Date	Cert#	Shares
Todd	Beezley	Audio Productions Ltd.--401(k) Profit Sharing Plan	1/31/2005	447	18,000
Mark	Brown		7/9/2003	54	25,000
Larry & Dianna	Crabtree		3/1/2004	221	10,000
Robert	Jarvis		7/9/2003	53	25,000
Martin & Gwen	Van Brauman		8/23/2004	260	500
Martin & Gwen	Van Brauman		3/31/2005	529d	5,000
Martin & Gwen	Van Brauman		7/14/2005	640	5,000
Martin & Gwen	Van Brauman		7/27/2005	651	2,500
Martin & Gwen	Van Brauman		9/30/2005	694	2,000

SCHEDULE A for EUGENE A. SOLTERO

STOCKHOLDERS, STOCK OWNED

First Name	Last Name	Suffix	Date	Cert#	Shares
	East-DeMarco	Family Partners, Ltd.	12/16/2004	412	37,500
	East-DeMarco	Family Partners, Ltd.	12/31/2004	418	37,500
	East-DeMarco	Family Partners, Ltd.	8/1/2003	183	150,000
	East-DeMarco	Family Partners, Ltd.	11/15/2005	719	24,000
	East-DeMarco	Family Partners, Ltd.	12/14/2005	720	8,334
Donald D.	Ellis		7/10/2003	168	7,334
Donald D.	Ellis		9/30/2004	311	6,250
Donald D.	Ellis		1/31/2005	472	15,000
Donald D.	Ellis		1/31/2005	477	5,000
Patrick J. & Kim	Roncone	JTWROS	7/10/2003	167	7,000
Patrick J. & Kim	Roncone	JTWROS	3/1/2004	230	7,583
Patrick J. & Kim	Roncone	JTWROS	3/1/2004	231	6,417

SCHEDULE A for RICHARD J. RINBERG

STOCKHOLDERS, STOCK OWNED

First Name	Last Name	Suffix	Issue Date	Cert #	Shares
Marjorie	Glick		10-24-2005	701	20,000
Darren	Leigh		6/10/2005	597	5,000
Darren	Leigh		6/30/2005	618	5,000
Darren	Leigh		10/24/2005	705	20,000
Matthew	Miller		01-03-2005	512	50,000
Matthew	Miller		30-06-2005	620	20,000
Matthew	Miller		18-08-2005	671	40,000
Matthew	Miller		30-09-2005	695	100,000
Naushina	Reid		6/10/2005	606	10,000
Naushina	Reid		6/30/2005	625	10,000
Naushina	Reid		10/24/2005	711	20,000
Helen	Taylor		10/24/2005	714	20,000
Julian	Taylor		9/30/2004	315	27,500
Julian	Taylor		1/31/2005	458	48,000
Julian	Taylor		6/30/2005	628	20,000
Julian	Taylor		12/14/2005	727	8,334

SCHEDULE A for PHILIP MANDELKER

STOCKHOLDERS, STOCK OWNED
First Name	Last Name	Suffix	Date	Cert#	Shares
Stephen	Adler	as Custodian for Zoe Ann Adler	6/30/2005	616	5,000
Hila	Beretzsky		8/1/2003	177	1,500
Andrew H.	Braiterman	& Ronne Mandelker, JTWROS	7/9/2003	128	24,000
Andrew H.	Braiterman	& Ronne Mandelker, JTWROS	12/31/2004	417	10,000
Ian Bernard	Fagelson		3/1/2005	510	5,000
Ian Bernard	Fagelson		9/15/2005	685	4,000
David	Feingold		7/9/2003	41	63,200
David	Feingold		11/4/2003	213	25,000
David	Feingold		5/10/2004	209	10,000
Priscilla	Hilton		9/30/2004	297	3,750
Priscilla	Hilton		3/31/2005	519	2,500
Eveyln	Mandelker		8/1/2003	176	1,500
Inbal	Mandelker		5/31/2005	575	1,000
Nir	Mandelker		5/31/2005	574	1,000

SCHEDULE A for GLEN PERRY

STOCKHOLDERS, STOCK OWNED

First Name	Last Name	Date	Cert#	Shares
Leigh	Anderson	12/4/2004	380	2,500
Leigh	Anderson	1/31/2005	443	2,500
Siddick	Apaydin	1/31/2005	437	5,000
Stacy & Tami	Cude	1/31/2005	431	500
Stacy & Tami	Cude	3/31/2005	558	6,250
Stacy & Tami	Cude	3/31/2005	559	2,500
Stacy & Tami	Cude	7/15/2005	642	2,500
Stacy & Tami	Cude	10/24/2005	700	10,000
Candice	Ophir	1/31/2005	436	2,500
Yarom	Ophir	7/9/2003	141	6,000
Yarom	Ophir	12/31/2004	420	2,500
Amy Elizabeth	Perry	12/4/2004	376	2,500
Amy Elizabeth	Perry	1/31/2005	439	2,500
John David	Perry	12/4/2004	379	2,500
John David	Perry	1/31/2005	442	2,500
Katherine Grace	Perry	12/4/2004	377	2,500
Katherine Grace	Perry	1/31/2005	440	2,500
Noelle Reynolds	Perry	12/4/2004	378	2,500
Noelle Reynolds	Perry	1/31/2005	441	2,500
Vicki S.	Perry	12/4/2004	375	2,500
Vicki S.	Perry	1/31/2005	438	2,500
Irith	Rappaport	7/9/2003	33	37,000
Irith	Rappaport	12/31/2004	422	20,833
Irith	Rappaport	12/31/2004	423	5,000
Thalia	Reby	7/9/2003	142	6,000
Thalia	Reby	12/31/2004	421	2,500

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS' AND VOTING AGREEMENT

The undersigned, [Name of Transferee], the successor in interest to ________________ ( __________________ ) shares of the Common Stock, par value $0.01 per share of Zion Oil & Gas, Inc., a Delaware corporation (the "Company") held by __________________ [Name of Transferor] (the "Stockholder"), does hereby, effective as of ______________, 20__ [Date of Signature], consent to and agree to be bound by the provisions of that certain Stockholders' and Voting Agreement dated as of __________ ____, 2003 (the "Stockholders' Agreement"), by and among the Company, the Stockholder and certain other Stockholders who are parties thereto. For purposes of this Joinder to Stockholders' and Voting Agreement, capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Stockholders' Agreement.

ACCEPTED AND AGREED:

[Name of Entity]

By:

Name:

Title: